Exhibit 21

Subsidiaries of HWH International Inc.

HWH International Inc.	Nevada
Hapi Home Inc.	Nevada
Health Wealth Happiness Pte. Ltd.	Singapore
Hapi WealthBuilder Pte. Ltd.	Singapore
Hapi iRobot Pte. Ltd. (f.k.a.HWH Marketplace Pte. Ltd.)	Singapore
HWH World Inc.	Republic of Korea
HWH World Limited	Hong Kong
HWH World Pte. Ltd.	Singapore
Hapi Cafe Inc.	Texas
Hapi Cafe Korea Inc.	Republic of Korea
Hapi Cafe SG Pte. Ltd.	Singapore
Alset F&B Holdings Pte. Ltd.	Singapore
Hapi Cafe Sdn. Bhd.	Myanmar
Alset F&B One Pte. Ltd.	Singapore
Alset F&B (PLQ) Pte. Ltd.	Singapore
Ketomei Pte. Ltd.	Singapore
Hapi Marketplace Inc.	Nevada
Hapi Wealth Builder Limited	Hong Kong